EXHIBIT 21.01



         SUBSIDIARIES OF PARK ELECTROCHEMICAL CORP.


     The following table lists Park's subsidiaries and the jurisdiction in which each such subsidiary is organized.



                                                 Jurisdiction of
                Name                               Incorporation

    Dielectric Polymers, Inc.              Massachusetts
    Dielektra GmbH                         Germany
    Dielektra (H.K.) Limited               Hong Kong
    Dielektra UK Limited                   England
    FiberCote Industries, Inc.             Connecticut
    Grand Rapids Die Casting Corp.         Michigan
    Metclad S.A.                           France
    Metclad International Corp.            Delaware
    Nelco GmbH                             West Germany
    Nelco Products, Inc.                   Delaware
    Nelco Products Pte. Ltd.               Singapore
    Nelco Products Sdn. Bhd.               Malaysia
    Nelco S.A.                             France
    Nelco STS, Inc.                        Delaware
    Nelco Technology, Inc.                 Delaware
    Neltec, Inc.                           Delaware
    Neluk, Inc.                            Delaware
    New England Laminates Co., Inc.        New York
    New England Laminates (U.K.) Ltd.      England
    Park Advanced Product Development Corp.Delaware
    Technocharge Limited                   England
    Zin-Plas Corporation                   Michigan
    Zin-Plas Marketing and Business
     Development Corporation               Michigan







[ex2101]